F I R S T   B U S E Y   C O R P O R A T I O N
A N N O U N C E S
2 0 2 5
S E C O N D
Q U A R T E R
E A R N I N G S
Q 2  |  2 0 2 5

www.busey.com
INVESTOR CONTACT: Scott A. Phillips, Interim Chief Financial Officer | 239-689-7167
LEAWOOD, KS, July 22, 2025 (GLOBE NEWSWIRE) – First Busey Corporation (Nasdaq: BUSE) Announces 2025 Second Quarter Earnings.

Net Income	Diluted EPS	Net Interest Margin[1]	ROAA[1]	ROATCE[1]
$47.4 million $57.4 million (adj)[2]	$0.52 $0.63 (adj)[2]	3.49% 3.33% (adj)[2]	1.00% 1.21% (adj)[2]	11.24% 13.61% (adj)[2]

MESSAGE FROM OUR CHAIRMAN & CEO	CONTENTS
This quarter's bank merger and data conversion represents a significant milestone for our organization, as we officially welcome CrossFirst Bank customers to Busey Bank. We are proud to offer a premier, full-service banking experience for both consumer and commercial clients, with 78 locations spanning 10 states. Our comprehensive services also include a robust wealth management platform and cutting-edge payment technology solutions through FirsTech, Inc. This transformational partnership allows us to enhance Busey’s rich 157-year legacy of service excellence, further advancing our organization for the benefit of all our Pillars—associates, customers, communities, and shareholders.
Van A. Dukeman
Chairman and Chief Executive Officer
	Financial Results	2
	Balance Sheet Strength	7
	Corporate Profile	11
	Non-GAAP Financial Information	13
	Forward-Looking Statements	19
	End Notes	20

FINANCIAL RESULTS

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months Ended			Six Months Ended
(dollars in thousands, except per share amounts)	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Total interest income	$247,446	$166,815	$131,939	$414,261	$257,759
Total interest expense	94,263	63,084	49,407	157,347	99,373
Net interest income	153,183	103,731	82,532	256,914	158,386
Provision for credit losses[1]	5,700	45,593	1,908	51,293	6,268
Net interest income after provision for credit losses[1]	147,483	58,138	80,624	205,621	152,118
Total noninterest income	44,863	21,223	33,703	66,086	68,616
Total noninterest expense[1]	127,833	112,030	75,906	239,863	147,353
Income (loss) before income taxes	64,513	(32,669)	38,421	31,844	73,381
Income taxes	17,109	(2,679)	11,064	14,430	19,799
Net income (loss)	47,404	(29,990)	27,357	17,414	53,582
Dividends on preferred stock	155	—	—	155	—
Net income (loss) available to common stockholders	$47,249	$(29,990)	$27,357	$17,259	$53,582

Basic earnings (loss) per common share	$0.53	$(0.44)	$0.48	$0.22	$0.95
Diluted earnings (loss) per common share	$0.52	$(0.44)	$0.47	$0.22	$0.94
Effective income tax rate	26.52%	8.20%	28.80%	45.31%	26.98%
___________________________________________
1.Beginning in the second quarter of 2025, Busey revised its presentation, for all periods presented, to reclassify the provision for unfunded commitments so that it is now included within the provision for credit losses; therefore, it is no longer included within total noninterest expense.
First Busey Corporation (BUSE) | 2025 Q2 — 2

Following the acquisition of CrossFirst Bankshares, Inc. (“CrossFirst”) and its subsidiary CrossFirst Bank, by First Busey Corporation, the holding company for Busey Bank, in the first quarter of 2025, CrossFirst Bank was merged with and into Busey Bank (the “Bank Merger”) on June 20, 2025. At the time of the Bank Merger, CrossFirst Bank banking centers became banking centers of Busey Bank. Throughout this document, we refer to First Busey Corporation, together with its consolidated subsidiaries, as “Busey,” the “Company,” “we,” “us,” or “our.”
Busey’s net income for the second quarter of 2025 was $47.4 million, or $0.52 per diluted common share, compared to a net loss of $30.0 million, or $0.44 per diluted common share, for the first quarter of 2025, and net income of $27.4 million, or $0.47 per diluted common share, for the second quarter of 2024. Annualized return on average assets and annualized return on average tangible common equity2 were 1.00% and 11.24%, respectively, for the second quarter of 2025. The second quarter of 2025 represented the first full quarter in which the CrossFirst acquisition contributed to Busey’s financial results.
Busey views certain non-operating items, including acquisition-related expenses, restructuring charges, and nonrecurring strategic events, as adjustments to net income reported under U.S. generally accepted accounting principles ("GAAP"). We also adjust for net securities gains and losses to align with industry and research analyst reporting. The objective of our presentation of adjusted earnings and adjusted earnings metrics is to allow investors and analysts to more clearly identify quarterly trends in core earnings performance. Non-operating pre-tax adjustments for acquisition and restructuring expenses2 in the second quarter of 2025 were $16.6 million, with an additional $4.0 million adjustment to the initial provision for unfunded commitments resulting from the adoption of a new Current Expected Credit Losses (“CECL”) model. Further, net securities gains were $6.0 million, almost entirely related to unrealized gains on Busey’s approximately 3% equity ownership of a financial institution that was the target of an announced acquisition at a significant market premium. For more information and a reconciliation of these non-GAAP measures (which are identified with the End Note labeled as 2) in tabular form, see "Non-GAAP Financial Information" beginning on page 13.
Adjusted net income,2 which excludes the impact of non-GAAP adjustments, was $57.4 million, or $0.63 per diluted common share, for the second quarter of 2025, compared to $39.9 million, or $0.57 per diluted common share, for the first quarter of 2025 and $30.5 million, or $0.53 per diluted common share, for the second quarter of 2024. Annualized adjusted return on average assets2 and annualized adjusted return on average tangible common equity2 were 1.21% and 13.61%, respectively, for the second quarter of 2025.
Pre-Provision Net Revenue2
Pre-provision net revenue2 was $64.2 million for the second quarter of 2025, compared to $28.7 million for the first quarter of 2025 and $40.7 million for the second quarter of 2024. Pre-provision net revenue to average assets2 was 1.35% for the second quarter of 2025, compared to 0.78% for the first quarter of 2025, and 1.35% for the second quarter of 2024.
Adjusted pre-provision net revenue2 was $80.8 million for the second quarter of 2025, compared to $54.7 million for the first quarter of 2025 and $42.6 million for the second quarter of 2024. Adjusted pre-provision net revenue to average assets2 was 1.70% for the second quarter of 2025, compared to 1.50% for the first quarter of 2025 and 1.42% for the second quarter of 2024.
Net Interest Income and Net Interest Margin2
Net interest income was $153.2 million in the second quarter of 2025, compared to $103.7 million in the first quarter of 2025 and $82.5 million in the second quarter of 2024.
Net interest margin2 was 3.49% for the second quarter of 2025, compared to 3.16% for the first quarter of 2025 and 3.03% for the second quarter of 2024. Excluding purchase accounting accretion, adjusted net interest margin2 was 3.33% for the second quarter of 2025, compared to 3.08% in the first quarter of 2025 and 3.00% in the second quarter of 2024.
Components of the 33 basis point increase in net interest margin2 during the second quarter of 2025, which includes a full quarter of assets assumed in the CrossFirst acquisition, were as follows:
First Busey Corporation (BUSE) | 2025 Q2 — 3

•Increased loan portfolio and held for sale loan yields contributed +54 basis points
•Increased purchase accounting accretion contributed +8 basis points
•Securities repositioning executed in March contributed +4 basis points
•Decreased borrowing expense contributed +4 basis points, of which +2 basis points were related to the redemption of subordinated debt in June
•Increased non-maturity deposit funding costs contributed -25 basis points
•Decreased cash and securities portfolio yield contributed -12 basis points
Based on our most recent Asset Liability Management Committee (“ALCO”) model, a +100 basis point parallel rate shock is expected to increase net interest income by 2.8% over the subsequent twelve-month period. Busey continues to evaluate and execute off-balance sheet hedging and balance sheet repositioning strategies as well as embedding rate protection in our asset originations to provide stabilization to net interest income in lower rate environments. Time deposit and savings specials have continued to stabilize the funding base, and we had excess earning cash during the second quarter of 2025. Brokered deposit balances were reduced by $368.6 million during the second quarter of 2025 and at June 30, 2025, the Bank had $353.6 million, or 2.2% of total deposits, of remaining brokered funding. Total deposit cost of funds increased, as expected, from 1.91% during the first quarter of 2025 to 2.21% during the second quarter of 2025. Deposit cost of funds increased due to a full quarter of the higher mix of acquired CrossFirst indexed/managed rate customer products and brokered deposits. Busey will continue to deploy excess cash to pay down non-core and non-relationship high cost funding, which we anticipate will compress the asset base in the short term while helping to reduce the Bank’s overall funding cost. We expect the deposit beta will lessen during the year and is expected to normalize in a range between 45% and 50% of the upper limit of the federal funds target range.
Noninterest Income

	Three Months Ended			Six Months Ended
(dollars in thousands)	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
NONINTEREST INCOME
Wealth management fees	$16,777	$17,364	$15,917	$34,141	$31,466
Payment technology solutions	4,956	5,073	5,915	10,029	11,624
Treasury management services	4,981	3,017	2,145	7,998	4,046
Card services and ATM fees	4,880	3,709	3,430	8,589	6,390
Other service charges on deposit accounts	1,513	1,533	2,321	3,046	4,669
Mortgage revenue	776	329	478	1,105	1,224
Income on bank owned life insurance	1,745	1,446	1,442	3,191	2,861
Realized net gains (losses) on the sale of mortgage servicing rights	—	—	277	—	7,742
Net securities gains (losses)	5,997	(15,768)	(353)	(9,771)	(6,728)
Other noninterest income	3,238	4,520	2,131	7,758	5,322
Total noninterest income	$44,863	$21,223	$33,703	$66,086	$68,616
Total noninterest income increased by 111.4% compared to the first quarter of 2025 and increased by 33.1% compared to the second quarter of 2024, primarily due to net securities gains and losses, as well as the benefit of a full quarter of income from the CrossFirst acquisition.
Excluding the impact of net securities gains and losses and the gains on the sale of mortgage servicing rights, adjusted noninterest income2 increased by 5.1% to $38.9 million, or 20.2% of operating revenue2, during the second quarter of 2025, compared to $37.0 million, or 26.3% of operating revenue2, for the first quarter of 2025. Compared to the second quarter of 2024, adjusted noninterest income2 increased by 15.1% from $33.8 million, or 29.0% of operating revenue.2
Our fee-based businesses continue to add revenue diversification. Wealth management fees, wealth management referral fees included in other noninterest income, and payment technology solutions contributed 56.4% of adjusted noninterest income2 for the second quarter of 2025.
First Busey Corporation (BUSE) | 2025 Q2 — 4

Noteworthy components of noninterest income are as follows:
•Wealth management fees declined by 3.4% compared to the first quarter of 2025. The decrease in the second quarter of 2025 was primarily related to seasonal fees, with a decrease in farm management fees, partially offset by higher tax preparation fees. Compared to the second quarter of 2024 wealth management fees increased by 5.4%. Busey’s Wealth Management division ended the second quarter of 2025 with $14.10 billion in assets under care, compared to $13.68 billion at the end of the first quarter of 2025 and $13.02 billion at the end of the second quarter of 2024. Our portfolio management team continues to focus on long-term returns and managing risk in the face of volatile markets and has outperformed its blended benchmark3 over the last three and five years.
•Payment technology solutions includes income from electronic payments, merchant processing, and lockbox. Revenue in this category declined by 2.3% compared the first quarter of 2025 and declined by 16.2% compared to the second quarter of 2024, primarily due to decreases in income from electronic payments.
•Treasury management services consist primarily of business analysis charges and wire transfer fees on commercial accounts. Income from treasury management services increased by 65.1% compared to the first quarter of 2025 and increased by 132.2% compared to the second quarter of 2024 due to the addition of CrossFirst commercial services.
•Card services and ATM fees, which include both commercial and consumer accounts, increased by 31.6% compared to the first quarter of 2025 and increased by 42.3% compared to the second quarter of 2024 primarily due to addition of CrossFirst corporate card services.
•Other service charges on deposit accounts declined by 1.3% compared to the first quarter of 2025 and declined by 34.8% compared to the second quarter of 2024. Declines are largely related to lower non-sufficient fund charges.
•Other noninterest income decreased by 28.4% compared to the first quarter of 2025, primarily due to declines in gains on commercial loan sales, loss on sales of other real estate owned and a related reduction in income from the sold property, and decreases in venture capital investments. Compared to the second quarter of 2024, other noninterest income increased by 51.9%, primarily due to increases in venture capital investments, commercial loan servicing income, and other loan fee income.
Operating Efficiency

	Three Months Ended			Six Months Ended
(dollars in thousands)	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
NONINTEREST EXPENSE
Salaries, wages, and employee benefits	$78,360	$67,563	$43,478	$145,923	$85,568
Data processing	14,021	9,575	7,100	23,596	13,650
Net occupancy expense of premises	7,832	5,799	4,590	13,631	9,310
Furniture and equipment expenses	2,409	1,744	1,695	4,153	3,508
Professional fees	2,874	9,511	2,495	12,385	4,748
Amortization of intangible assets	4,592	3,083	2,629	7,675	5,038
Interchange expense	1,297	1,343	1,733	2,640	3,344
FDIC insurance	2,424	2,167	1,460	4,591	2,860
Other noninterest expense[1]	14,024	11,245	10,726	25,269	19,327
Total noninterest expense[1]	$127,833	$112,030	$75,906	$239,863	$147,353
___________________________________________
1.Beginning in the second quarter of 2025, Busey revised its presentation, for all periods presented, to reclassify the provision for unfunded commitments so that it is now included within the provision for credit losses; therefore, it is no longer included within other noninterest expense or total noninterest expense.
First Busey Corporation (BUSE) | 2025 Q2 — 5

Total noninterest expense increased by 14.1% compared to the first quarter of 2025 and increased by 68.4% compared to the second quarter of 2024. Growth in noninterest expense was primarily attributable to nonrecurring acquisition expenses related to the CrossFirst acquisition, added costs for operating expenses for two banks during the majority of the second quarter, until the banks were merged on June 20, 2025, and increased expense associated with the larger organization and branch network. Annual pre-tax expense synergy estimates resulting from the CrossFirst acquisition remain on track at $25.0 million, and we expect 50% of the identified synergies to be realized in 2025 and 100% in 2026.
Adjusted noninterest expense,2 which excludes acquisition and restructuring expenses and amortization of intangible assets, was $106.6 million in the second quarter of 2025, a 28.6% increase compared to $82.9 million in the first quarter of 2025 and a 50.1% increase compared to $71.1 million in the second quarter of 2024.
Noteworthy components of noninterest expense are as follows:
•Salaries, wages, and employee benefits expenses increased by $10.8 million compared to the first quarter of 2025, with acquisition and restructuring expenses declining by $4.3 million. In connection with the CrossFirst acquisition in March and the addition of 16 banking centers, Busey’s workforce expanded, which resulted in only one month of associated expenses during the first quarter of 2025 in contrast to a full quarter of associated expenses reflected in the Company’s results for the second quarter of 2025. Compared to the second quarter of 2024, salaries, wages, and employee benefits expenses increased by $34.9 million, of which $10.4 million was attributable to increases in acquisition and restructuring expenses. Including associates added in connection with the CrossFirst acquisition, Busey has added 430 FTEs over the past year.
•Data processing expense increased by $4.4 million compared to the first quarter of 2025 and by $6.9 million compared to the second quarter of 2024, of which $1.7 million and $3.6 million, respectively, was attributable to increases in acquisition and restructuring expenses. Busey has continued to make investments in technology enhancements and has also experienced inflation-driven price increases.
•Professional fees declined by $6.6 million compared to the first quarter of 2025, which was primarily driven by a $7.0 million decrease in acquisition and restructuring expenses. Compared to the second quarter of 2024, professional fees increased by $0.4 million, primarily due to increased audit and accounting fees and legal fees, partially offset by $0.1 million declines in acquisition and restructuring expenses.
•Amortization of intangible assets increased by $1.5 million compared to the first quarter of 2025, and by $2.0 million compared to the second quarter of 2024. The CrossFirst acquisition added an estimated $81.8 million of finite-lived intangible assets with amortization of $2.4 million and $3.1 million during the second quarter of 2025 and the first six months of 2025, respectively. Busey uses an accelerated amortization methodology.
•Other noninterest expense increased by $2.8 million compared to the first quarter of 2025, and increased by $3.3 million compared to the second quarter of 2024. Items contributing to the increases included marketing, business development, supplies, and onboarding costs as well as increases in acquisition and restructuring expenses of $0.2 million compared to the first quarter of 2025 and $0.5 million compared to the second quarter of 2024.
Busey’s efficiency ratio2 was 63.9% for the second quarter of 2025, compared to 77.1% for the first quarter of 2025 and 62.6% for the second quarter of 2024. Our adjusted efficiency2 ratio was 55.3% for the second quarter of 2025, compared to 58.7% for the first quarter of 2025, and 60.9% for the second quarter of 2024.
Busey’s annualized ratio of adjusted noninterest expense to average assets was 2.24% for the second quarter of 2025, compared to 2.27% for the first quarter of 2025 and 2.36% for the second quarter of 2024. As our business grows, Busey remains focused on prudently managing our expense base and operating efficiency.
First Busey Corporation (BUSE) | 2025 Q2 — 6

BALANCE SHEET STRENGTH

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

	As of
(dollars in thousands, except per share amounts)	June 30, 2025	March 31, 2025	June 30, 2024
ASSETS
Cash and cash equivalents	$752,352	$1,200,292	$285,269
Debt securities available for sale	2,217,788	2,273,874	1,829,896
Debt securities held to maturity	802,965	815,402	851,261
Equity securities	16,171	10,828	9,618
Loans held for sale	10,497	7,270	11,286
Portfolio loans	13,808,619	13,868,357	7,998,912
Allowance for credit losses	(183,334)	(195,210)	(85,226)
Restricted bank stock	77,112	53,518	6,884
Premises and equipment, net	181,394	182,003	121,647
Right of use assets	38,065	40,594	11,137
Goodwill and other intangible assets, net	488,181	496,118	370,580
Other assets	708,930	711,206	560,152
Total assets	$18,918,740	$19,464,252	$11,971,416

LIABILITIES & STOCKHOLDERS' EQUITY
Liabilities
Deposits:
Noninterest-bearing deposits	$3,590,363	$3,693,070	$2,832,776
Interest-bearing checking, savings, and money market deposits	9,578,953	9,675,324	5,619,470
Time deposits	2,632,456	3,091,076	1,523,889
Total deposits	15,801,772	16,459,470	9,976,135
Securities sold under agreements to repurchase	158,030	137,340	140,283
Short-term borrowings	—	11,209	—
Long-term debt	189,726	313,535	227,245
Junior subordinated debt owed to unconsolidated trusts	77,187	77,117	74,693
Lease liabilities	39,235	41,111	11,469
Other liabilities	240,244	244,864	207,781
Total liabilities	16,506,194	17,284,646	10,637,606

Stockholders' equity
Retained earnings	273,799	249,484	261,820
Accumulated other comprehensive income (loss)	(155,311)	(172,810)	(220,326)
Other stockholders' equity[1]	2,294,058	2,102,932	1,292,316
Total stockholders' equity	2,412,546	2,179,606	1,333,810
Total liabilities & stockholders' equity	$18,918,740	$19,464,252	$11,971,416
___________________________________________
1.Net balance of preferred stock ($0.001 par value), common stock ($0.001 par value), additional paid-in capital, and treasury stock.
First Busey Corporation (BUSE) | 2025 Q2 — 7

AVERAGE BALANCES (unaudited)

	Three Months Ended			Six Months Ended
(dollars in thousands)	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
ASSETS
Cash and cash equivalents	$868,164	$861,021	$346,381	$864,613	$470,287
Investment securities	3,083,284	2,782,435	2,737,313	2,933,690	2,822,228
Loans held for sale	6,899	3,443	9,353	5,181	7,093
Portfolio loans	13,840,190	9,838,337	8,010,636	11,850,318	7,804,976
Interest-earning assets	17,700,356	13,363,594	11,000,785	15,543,955	11,003,344
Total assets	19,068,086	14,831,298	12,089,692	16,961,396	12,056,950

LIABILITIES & STOCKHOLDERS’ EQUITY
Noninterest-bearing deposits	3,542,617	3,036,127	2,816,293	3,290,770	2,762,439
Interest-bearing deposits	12,450,529	9,142,781	7,251,582	10,805,793	7,290,844
Total deposits	15,993,146	12,178,908	10,067,875	14,096,563	10,053,283
Federal funds purchased and securities sold under agreements to repurchase	141,978	144,838	144,370	143,400	161,514
Interest-bearing liabilities	12,985,015	9,627,841	7,725,832	11,315,702	7,778,744
Total liabilities	16,783,504	12,896,222	10,757,877	14,850,601	10,753,180
Stockholders' equity - preferred	103,619	2,669	—	53,423	—
Stockholders' equity - common	2,180,963	1,932,407	1,331,815	2,057,372	1,303,770
Tangible common equity[1]	1,686,490	1,521,387	955,591	1,604,394	939,150
___________________________________________
1.See “Non-GAAP Financial Information” for reconciliation.
Busey’s financial strength is built on a long-term conservative operating approach. That focus has endured over time and will continue to guide us in the future.
Total assets were $18.92 billion as of June 30, 2025, compared to $19.46 billion as of March 31, 2025, and $11.97 billion as of June 30, 2024. Average interest-earning assets were $17.70 billion for the second quarter of 2025, compared to $13.36 billion for the first quarter of 2025, and $11.00 billion for the second quarter of 2024.
Portfolio Loans
We remain steadfast in our conservative approach to underwriting and our disciplined approach to pricing. Loan demand has been tempered with borrowers hesitant to invest because of lingering macroeconomic uncertainty. At the same time, our commercial real estate portfolio continues to season, resulting in payoffs as properties are completed, stabilized, and refinanced to permanent markets or sold. We expect continued pressure from paydowns within our commercial real estate portfolio through the remainder of 2025. Portfolio loans totaled $13.81 billion at June 30, 2025, compared to $13.87 billion at March 31, 2025, and $8.00 billion at June 30, 2024.
Average portfolio loans were $13.84 billion for the second quarter of 2025, compared to $9.84 billion for the first quarter of 2025 and $8.01 billion for the second quarter of 2024.
Asset Quality
Asset quality continues to be strong. Busey Bank maintains a well-diversified loan portfolio and, as a matter of policy and practice, limits concentration exposure in any particular loan segment. Following the Bank Merger in June, we are operating as one bank, with a singular credit policy, concentration limits, and monitoring that will continue to align with Busey Bank’s pillars of credit quality.
First Busey Corporation (BUSE) | 2025 Q2 — 8

ASSET QUALITY (unaudited)

	As of
(dollars in thousands)	June 30, 2025	March 31, 2025	June 30, 2024
Total assets	$18,918,740	$19,464,252	$11,971,416
Portfolio loans	13,808,619	13,868,357	7,998,912
Loans 30 – 89 days past due	42,188	18,554	23,463
Non-performing loans:
Non-accrual loans	53,614	48,647	8,393
Loans 90+ days past due and still accruing	941	6,077	712
Non-performing loans	54,555	54,724	9,105
Other non-performing assets	3,596	4,757	90
Non-performing assets	58,151	59,481	9,195
Substandard (excludes 90+ days past due)	117,580	131,078	86,579
Classified assets	$175,731	$190,559	$95,774

Allowance for credit losses	$183,334	$195,210	$85,226

RATIOS
Non-performing loans to portfolio loans	0.40%	0.39%	0.11%
Non-performing assets to total assets	0.31%	0.31%	0.08%
Non-performing assets to portfolio loans and other non-performing assets	0.42%	0.43%	0.11%
Allowance for credit losses to portfolio loans	1.33%	1.41%	1.07%
Coverage ratio of the allowance for credit losses to non-performing loans	3.36 x	3.57 x	9.36 x
Classified assets to Bank Tier 1 capital[1] and reserves	7.70%	8.40%	6.40%
___________________________________________
1.Capital amounts for the second quarter of 2025 are not yet finalized and are subject to change.
Loans 30-89 days past due increased by $23.6 million compared to March 31, 2025, and increased by $18.7 million compared to June 30, 2024. Increases are primarily due to two commercial credits, one of which—representing approximately $12.5 million—was brought current after the end of the second quarter.
Non-performing loans decreased by $0.2 million compared to March 31, 2025, and increased by $45.5 million compared to June 30, 2024, with the increase compared to the prior year due to loans purchased with credit deterioration (“PCD” loans) assumed in the CrossFirst acquisition. Non-performing loans were 0.40% of portfolio loans as of June 30, 2025, a 1 basis point increase from March 31, 2025, and a 29 basis point increase from June 30, 2024.
Non-performing assets decreased by $1.3 million compared to March 31, 2025, and increased by $49.0 million compared to June 30, 2024, with the increase compared to the prior year due to the PCD loans assumed in the CrossFirst acquisition. Non-performing assets represented 0.31% of total assets as of both June 30, 2025, and March 31, 2025, which is a 23 basis point increase from June 30, 2024.
Classified assets decreased by $14.8 million compared to March 31, 2025, and increased by $80.0 million compared to June 30, 2024, with the increase compared to the prior year due to the PCD loans assumed in the CrossFirst acquisition.
The allowance for credit losses was $183.3 million as of June 30, 2025, representing 1.33% of total portfolio loans outstanding, and providing coverage of 3.36 times our non-performing loans balance.
First Busey Corporation (BUSE) | 2025 Q2 — 9

NET CHARGE-OFFS (RECOVERIES) AND PROVISION EXPENSE (RELEASE) (unaudited)

	Three Months Ended			Six Months Ended
(dollars in thousands)	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Net charge-offs (recoveries)	$12,882	$31,429	$9,856	$44,311	$15,072

Provision for loan losses[1]	$1,005	$42,452	$2,277	$43,457	$7,315
Provision for unfunded commitments[2]	4,695	3,141	(369)	7,836	(1,047)
Provision for credit losses[3]	$5,700	$45,593	$1,908	$51,293	$6,268
___________________________________________
1.Amounts reported as provision for loan losses for periods ending prior to June 30, 2025, were previously reported as provision for credit losses. March 31, 2025, included $42.4 million to establish an initial allowance for credit losses for loans purchased without credit deterioration (“non-PCD” loans) following the close of the CrossFirst acquisition.
2.June 30, 2025, included an additional $4.0 million adjustment to the initial provision for unfunded commitments resulting from the adoption of a new CECL model. March 31, 2025, included $3.1 million to establish an initial allowance for unfunded commitments following the close of the CrossFirst acquisition.
3.Beginning in the second quarter of 2025, Busey revised its presentation, for all periods presented, to reclassify the provision for unfunded commitments so that it is now included within the provision for credit losses.
Net charge-offs decreased by $18.5 million when compared to the first quarter of 2025, and increased by $3.0 million when compared with the second quarter of 2024. Net charge-offs during the second quarter of 2025 primarily related to one legacy-Busey medical office credit. Net charge-offs during the first quarter of 2025 included $29.6 million related to PCD loans acquired from CrossFirst Bank, which were fully reserved at acquisition and did not require recording additional provision expense.
The $1.0 million provision for loan losses recorded in the second quarter of 2025 included a release of the PCD provision of $11.8 million due to PCD loan payoffs/paydowns and non-PCD provision expense of $12.8 million to support charge-offs, to adjust for the loan portfolio mix, and as a response to economic factors.
Deposits
Total deposits were $15.80 billion at June 30, 2025, compared to $16.46 billion at March 31, 2025, and $9.98 billion at June 30, 2024. Average deposits were $15.99 billion for the second quarter of 2025, compared to $12.18 billion for the first quarter of 2025 and $10.07 billion for the second quarter of 2024. The deliberate run-off of higher cost brokered deposits and listing service CD reductions accounted for $386.8 million of the quarter over quarter decrease as well as seasonal tax payments that put additional pressure on funding during the quarter.
Core deposits2 accounted for 92.5% of total deposits as of June 30, 2025. The quality of our core deposit franchise is a critical value driver of our institution. We estimated that 33% of our deposits were uninsured and uncollateralized4 as of June 30, 2025, and we have sufficient on- and off-balance sheet liquidity to manage deposit fluctuations and the liquidity needs of our customers.
We have executed various deposit campaigns to attract term funding and savings accounts at a lower rate than our marginal cost of funds. New certificate of deposit production in the second quarter of 2025 had a weighted average term of 8.0 months at a rate of 3.74%, which was 80 basis points below our average marginal wholesale equivalent-term funding cost during the quarter.
Borrowings
On June 1, 2025, Busey redeemed the entire $125.0 million outstanding principal amount of its 5.25% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “Subordinated Notes”). The aggregate principal amount of the Subordinated Notes, plus accrued and unpaid interest thereon up to, but excluding, June 1, 2025, was $128.3 million.
First Busey Corporation (BUSE) | 2025 Q2 — 10

Liquidity
As of June 30, 2025, Busey’s available sources of on- and off-balance sheet liquidity5 totaled $7.95 billion. Furthermore, Busey’s balance sheet liquidity profile continues to be aided by the cash flows expected from Busey’s relatively short-duration securities portfolio. Those cash flows were approximately $123.1 million in the second quarter of 2025. Cash flows from maturing securities within our portfolio are expected to be approximately $181.0 million for the remainder of 2025, with a current book yield of 2.52%, and approximately $289.7 million for 2026, with a current book yield of 2.58%.
Capital Strength
The strength of our balance sheet is also reflected in our capital foundation. Although still impacted by the strategic deployment of capital for the CrossFirst acquisition, as well as by Busey’s active share repurchase program, our capital ratios remain strong, and as of June 30, 2025, our estimated regulatory capital ratios6 continued to provide a buffer of more than $870 million above levels required to be designated well-capitalized. Busey’s Common Equity Tier 1 ratio is estimated6 to be 12.22% at June 30, 2025, compared to 12.00% at March 31, 2025, and 13.20% at June 30, 2024. Our Total Capital to Risk Weighted Assets ratio is estimated6 to be 15.75% at June 30, 2025, compared to 14.88% at March 31, 2025, and 17.50% at June 30, 2024.
Busey’s tangible common equity2 was $1.71 billion at June 30, 2025, compared to $1.68 billion at March 31, 2025, and $963.2 million at June 30, 2024. Tangible common equity2 represented 9.27% of tangible assets at June 30, 2025, compared to 8.83% at March 31, 2025, and 8.30% at June 30, 2024.
Busey’s tangible book value per common share2 was $19.18 at June 30, 2025, compared to $18.62 at March 31, 2025, and $16.97 at June 30, 2024, reflecting a 13.0% year-over-year increase.
Dividends
Busey's strong capital levels, coupled with its earnings, have allowed the Company to provide a steady return to its stockholders through dividends. During the second quarter of 2025, Busey paid a dividend of $0.25 per share on its common stock. Busey has consistently paid dividends to its common stockholders since the bank holding company was organized in 1980. Additionally, during the second quarter of 2025, Busey paid a dividend of $20.00 per share on its Series A Non-cumulative Perpetual Preferred Stock, which was issued in connection with the CrossFirst acquisition.
Series B Preferred Stock Issuance
On May 20, 2025, Busey issued an aggregate of 8,600,000 depositary shares (the “Depositary Shares”), each representing a 1/40th interest in a share of Busey’s 8.25% Fixed-Rate Series B Non-Cumulative Perpetual Preferred Stock, $0.001 par value (the “Series B Preferred Stock”), with a liquidation preference of $1,000 per share of Series B Preferred Stock (equivalent to $25 per Depositary Share). Additional information about the Depositary Shares and Series B Preferred Stock issuance can be found in Busey’s 8-K filed with the SEC on May 20, 2025, and the related exhibits thereto.
Share Repurchases
During the second quarter of 2025, Busey’s board of directors authorized the purchase of up to 2,000,000 additional shares of the Company’s common stock under Busey’s stock repurchase plan. Busey purchased 1,012,000 shares of its common stock under the plan during the second quarter of 2025 at a weighted average price of $21.40 per share for a total of $21.7 million. As of June 30, 2025, Busey had 2,687,275 shares remaining available for repurchase under the plan.
SECOND QUARTER EARNINGS INVESTOR PRESENTATION
For additional information on Busey’s financial condition and operating results, please refer to our Q2 2025 Earnings Investor Presentation furnished via Form 8‑K on July 22, 2025, in connection with this earnings release.
CORPORATE PROFILE
As of June 30, 2025, First Busey Corporation (Nasdaq: BUSE) was a $18.92 billion financial holding company headquartered in Leawood, Kansas.
First Busey Corporation (BUSE) | 2025 Q2 — 11

Busey Bank, a wholly-owned bank subsidiary of First Busey Corporation headquartered in Champaign, Illinois, had total assets of $18.87 billion as of June 30, 2025. Busey Bank currently has 78 banking centers, with 21 in Central Illinois markets, 17 in suburban Chicago markets, 20 in the St. Louis Metropolitan Statistical Area, four in the Dallas-Fort Worth-Arlington Metropolitan Statistical Area, three in the Kansas City Metropolitan Statistical Area, three in Southwest Florida, one in Indianapolis, two in Oklahoma City, one in Tulsa, one in Wichita, one in Denver, one in Colorado Springs, one in Phoenix, one in Tucson, and one in New Mexico. More information about Busey Bank can be found at busey.com.
Through Busey’s Wealth Management division, the Company provides a full range of asset management, investment, brokerage, fiduciary, philanthropic advisory, tax preparation, and farm management services to individuals, businesses, and foundations. Assets under care totaled $14.10 billion as of June 30, 2025. More information about Busey’s Wealth Management services can be found at busey.com/wealth-management.
Busey Bank’s wholly-owned subsidiary, FirsTech, specializes in the evolving financial technology needs of small and medium-sized businesses, highly regulated enterprise industries, and financial institutions. FirsTech provides comprehensive and innovative payment technology solutions, including online, mobile, and voice-recognition bill payments; money and data movement; merchant services; direct debit services; lockbox remittance processing for payments made by mail; and walk-in payments at retail agents. Additionally, FirsTech simplifies client workflows through integrations enabling support with billing, reconciliation, bill reminders, and treasury services. More information about FirsTech can be found at firstechpayments.com.
For the fourth consecutive year, Busey was named among Forbes’ 2025’s America’s Best Banks. In 2025, Forbes also recognized Busey as a Best-in-State Bank, based on rankings of customer service, quality of financial advice, fee structures, ease of digital services, accessing help at branch locations and the degree of trust inspired. Busey was also named among the 2024 Best Banks to Work For by American Banker and the 2024 Best Places to Work in Money Management by Pensions and Investments. We are honored to be consistently recognized as an outstanding financial services organization with an engaged culture of integrity and commitment to community development.
First Busey Corporation (BUSE) | 2025 Q2 — 12

NON-GAAP FINANCIAL INFORMATION
This earnings release contains certain financial information determined by methods other than GAAP. Management uses these non-GAAP measures, together with the related GAAP measures, in analysis of Busey’s performance and in making business decisions, as well as for comparison to Busey’s peers. Busey believes the adjusted measures are useful for investors and management to understand the effects of certain non-core and non-recurring items and provide additional perspective on Busey’s performance over time.
The following tables present reconciliations between these non-GAAP measures and what management believes to be the most directly comparable GAAP financial measures.
These non-GAAP disclosures have inherent limitations and are not audited. They should not be considered in isolation or as a substitute for operating results reported in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Tax effected numbers included in these non-GAAP disclosures are based on estimated statutory rates, estimated federal income tax rates, or effective tax rates, as noted with the tables below.
First Busey Corporation (BUSE) | 2025 Q2 — 13

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

Pre-Provision Net Revenue and Related Measures

		Three Months Ended			Six Months Ended
(dollars in thousands)		June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Net interest income (GAAP)		$153,183	$103,731	$82,532	$256,914	$158,386
Total noninterest income (GAAP)		44,863	21,223	33,703	66,086	68,616
Net security (gains) losses (GAAP)		(5,997)	15,768	353	9,771	6,728
Total noninterest expense (GAAP)[1]		(127,833)	(112,030)	(75,906)	(239,863)	(147,353)
Pre-provision net revenue (Non-GAAP)	[a]	64,216	28,692	40,682	92,908	86,377
Acquisition and restructuring expenses, excluding initial provision expenses		16,600	26,026	2,212	42,626	2,620
Realized net (gains) losses on the sale of mortgage service rights		—	—	(277)	—	(7,742)
Adjusted pre-provision net revenue (Non-GAAP)	[b]	$80,816	$54,718	$42,617	$135,534	$81,255

Average total assets	[c]	$19,068,086	$14,831,298	$12,089,692	$16,961,396	$12,056,950

Pre-provision net revenue to average total assets (Non-GAAP)[2]	[a÷c]	1.35%	0.78%	1.35%	1.10%	1.44%
Adjusted pre-provision net revenue to average total assets (Non-GAAP)[2]	[b÷c]	1.70%	1.50%	1.42%	1.61%	1.36%
___________________________________________
1.Beginning in the second quarter of 2025, Busey revised its presentation, for all periods presented, to reclassify the provision for unfunded commitments so that it is now included within the provision for credit losses; therefore, it is no longer included within total noninterest expense.
2.Annualized measure.
First Busey Corporation (BUSE) | 2025 Q2 — 14

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

Adjusted Net Income, Average Tangible Common Equity, and Related Ratios

		Three Months Ended			Six Months Ended
(dollars in thousands, except per share amounts)		June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Net income (loss) (GAAP)	[a]	$47,404	$(29,990)	$27,357	$17,414	$53,582
Day 2 provision for credit losses[1]		—	45,572	—	45,572	—
Adjustment of initial provision for unfunded commitments due to adoption of new model[1]		4,030	—	—	4,030	—
Other acquisition expenses		16,600	26,026	2,212	42,626	2,497
Restructuring expenses		—	—	—	—	123
Net securities (gains) losses		(5,997)	15,768	353	9,771	6,728
Realized net (gains) losses on the sale of mortgage servicing rights		—	—	(277)	—	(7,742)
Related tax (benefit) expense[2]		(4,971)	(22,069)	(572)	(27,040)	(402)
Non-recurring deferred tax adjustment[3]		328	4,591	1,446	4,919	1,446
Adjusted net income (Non-GAAP)[4]	[b]	57,394	39,898	30,519	97,292	56,232
Preferred dividends	[c]	155	—	—	155	—
Adjusted net income available to common stockholders (Non-GAAP)	[d]	$57,239	$39,898	$30,519	$97,137	$56,232

Weighted average number of common shares outstanding, diluted (GAAP)	[e]	90,883,711	68,517,647	57,853,231	80,251,577	57,129,865
Diluted earnings (loss) per common share (GAAP)	[(a-c)÷e]	$0.52	$(0.44)	$0.47	$0.22	$0.94

Weighted average number of common shares outstanding, diluted (Non-GAAP)[5]	[f]	90,883,711	69,502,717	57,853,231	80,251,577	57,129,865
Adjusted diluted earnings per common share (Non-GAAP)[5,6]	[d÷f]	$0.63	$0.57	$0.53	$1.21	$0.98

Average total assets	[g]	$19,068,086	$14,831,298	$12,089,692	$16,961,396	$12,056,950
Return on average assets (Non-GAAP)[6]	[a÷g]	1.00%	(0.82)%	0.91%	0.21%	0.89%
Adjusted return on average assets (Non-GAAP)[4,6]	[b÷g]	1.21%	1.09%	1.02%	1.16%	0.94%

Average common equity		$2,180,963	$1,932,407	$1,331,815	$2,057,372	$1,303,770
Average goodwill and other intangible assets, net		(494,473)	(411,020)	(376,224)	(452,978)	(364,620)
Average tangible common equity (Non-GAAP)	[h]	$1,686,490	$1,521,387	$955,591	$1,604,394	$939,150

Return on average tangible common equity (Non-GAAP)[6]	[(a-c)÷h]	11.24%	(7.99)%	11.51%	2.17%	11.47%
Adjusted return on average tangible common equity (Non-GAAP)[4,6]	[d÷h]	13.61%	10.64%	12.85%	12.21%	12.04%
___________________________________________
1.The Day 2 provision represents the initial provision for credit losses recorded in connection with the CrossFirst acquisition to establish an allowance on non-PCD loans and unfunded commitments and is reflected within the provision for credit losses line on the Statement of Income.
2.Tax benefits were calculated for the year-to-date periods using tax rates of 26.51% and 25.03% for the six months ended June 30, 2025 and 2024, respectively. Tax benefits for the quarterly periods were calculated as the year-to-date tax amounts less the tax reported for previous quarters during the year.
3.A deferred valuation tax adjustment in 2025 was recorded in connection with the CrossFirst acquisition and the expansion of Busey’s footprint into new states. Additionally, 2025 includes a write-off of deferred tax assets related to non-deductible acquisition-related expenses. A deferred tax valuation adjustment in 2024 resulted from a change to Busey’s Illinois apportionment rate due to recently enacted regulations. Deferred tax adjustments are reflected within the income taxes line on the Statement of Income.
4.Beginning in 2025, Busey revised its calculation of adjusted net income for all periods presented to include, as applicable, adjustments for net securities gains and losses, realized net gains and losses on the sale of mortgage servicing rights, and one-time deferred tax valuation adjustments. In 2024, these adjusting items were presented as further adjustments to adjusted net income.
5.Dilution includes shares that would have been dilutive if there had been net income during the period.
6.Annualized measure.
First Busey Corporation (BUSE) | 2025 Q2 — 15

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

Tax-Equivalent Net Interest Income, Adjusted Net Interest Income, Net Interest Margin, and Adjusted Net Interest Margin

		Three Months Ended			Six Months Ended
(dollars in thousands)		June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Net interest income (GAAP)		$153,183	$103,731	$82,532	$256,914	$158,386
Tax-equivalent adjustment[1]		791	537	402	1,328	851
Tax-equivalent net interest income (Non-GAAP)	[a]	153,974	104,268	82,934	258,242	159,237
Purchase accounting accretion related to business combinations		(7,119)	(2,728)	(812)	(9,847)	(1,016)
Adjusted net interest income (Non-GAAP)	[b]	$146,855	$101,540	$82,122	$248,395	$158,221

Average interest-earning assets (Non-GAAP)	[c]	$17,700,356	$13,363,594	$11,000,785	$15,543,955	$11,003,344

Net interest margin (Non-GAAP)[2]	[a÷c]	3.49%	3.16%	3.03%	3.35%	2.91%
Adjusted net interest margin (Non-GAAP)[2]	[b÷c]	3.33%	3.08%	3.00%	3.22%	2.89%
___________________________________________
1.Tax-equivalent adjustments were calculated using an estimated federal income tax rate of 21%, applied to non-taxable interest income on investments and loans.
2.Annualized measure.
First Busey Corporation (BUSE) | 2025 Q2 — 16

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

Adjusted Noninterest Income, Revenue Measures, Adjusted Noninterest Expense, Efficiency Ratios, and Adjusted Noninterest Expense to Average Assets

		Three Months Ended			Six Months Ended
(dollars in thousands)		June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Net interest income (GAAP)	[a]	$153,183	$103,731	$82,532	$256,914	$158,386
Tax-equivalent adjustment[1]		791	537	402	1,328	851
Tax-equivalent net interest income (Non-GAAP)	[b]	153,974	104,268	82,934	258,242	159,237

Total noninterest income (GAAP)		44,863	21,223	33,703	66,086	68,616
Net security (gains) losses		(5,997)	15,768	353	9,771	6,728
Noninterest income excluding net securities gains and losses (Non-GAAP)	[c]	38,866	36,991	34,056	75,857	75,344
Realized net (gains) losses on the sale of mortgage service rights		—	—	(277)	—	(7,742)
Adjusted noninterest income (Non-GAAP)	[d]	$38,866	$36,991	$33,779	$75,857	$67,602

Tax-equivalent revenue (Non-GAAP)	[e = b+c]	$192,840	$141,259	$116,990	$334,099	$234,581
Adjusted tax-equivalent revenue (Non-GAAP)	[f = b+d]	192,840	141,259	116,713	334,099	226,839
Operating revenue (Non-GAAP)	[g = a+d]	192,049	140,722	116,311	332,771	225,988

Adjusted noninterest income to operating revenue (Non-GAAP)	[d÷g]	20.24%	26.29%	29.04%	22.80%	29.91%

Total noninterest expense (GAAP)[2]		$127,833	$112,030	$75,906	$239,863	$147,353
Amortization of intangible assets		(4,592)	(3,083)	(2,629)	(7,675)	(5,038)
Noninterest expense excluding amortization of intangible assets (Non-GAAP)[2]	[h]	123,241	108,947	73,277	232,188	142,315
Acquisition and restructuring expenses, excluding initial provision expenses		(16,600)	(26,026)	(2,212)	(42,626)	(2,620)
Adjusted noninterest expense (Non-GAAP)[2]	[i]	$106,641	$82,921	$71,065	$189,562	$139,695

Efficiency ratio (Non-GAAP)[2]	[h÷e]	63.91%	77.13%	62.64%	69.50%	60.67%
Adjusted efficiency ratio (Non-GAAP)[2]	[i÷f]	55.30%	58.70%	60.89%	56.74%	61.58%

Average total assets	[j]	$19,068,086	$14,831,298	$12,089,692	$16,961,396	$12,056,950
Adjusted noninterest expense to average assets (Non-GAAP)[2,3]	[i÷j]	2.24%	2.27%	2.36%	2.25%	2.33%
___________________________________________
1.Tax-equivalent adjustments were calculated using an estimated federal income tax rate of 21%, applied to non-taxable interest income on investments and loans.
2.Beginning in the second quarter of 2025, Busey revised its presentation, for all periods presented, to reclassify the provision for unfunded commitments so that it is now included within the provision for credit losses; therefore, it is no longer included within total noninterest expense. This change affects all measures and ratios derived from total noninterest expense.
3.Annualized measure.
First Busey Corporation (BUSE) | 2025 Q2 — 17

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

Tangible Assets, Tangible Common Equity, and Related Measures and Ratio

		As of
(dollars in thousands, except per share amounts)		June 30, 2025	March 31, 2025	June 30, 2024
Total assets (GAAP)		$18,918,740	$19,464,252	$11,971,416
Goodwill and other intangible assets, net		(488,181)	(496,118)	(370,580)
Tangible assets (Non-GAAP)[1]	[a]	$18,430,559	$18,968,134	$11,600,836

Total stockholders' equity (GAAP)		$2,412,546	$2,179,606	$1,333,810
Preferred stock and additional paid in capital on preferred stock		(215,197)	(7,750)	—
Common equity	[b]	2,197,349	2,171,856	1,333,810
Goodwill and other intangible assets, net		(488,181)	(496,118)	(370,580)
Tangible common equity (Non-GAAP)[1]	[c]	$1,709,168	$1,675,738	$963,230

Tangible common equity to tangible assets (Non-GAAP)[1]	[c÷a]	9.27%	8.83%	8.30%

Ending number of common shares outstanding (GAAP)	[d]	89,104,678	90,008,178	56,746,937
Book value per common share (Non-GAAP)	[b÷d]	$24.66	$24.13	$23.50
Tangible book value per common share (Non-GAAP)	[c÷d]	$19.18	$18.62	$16.97
___________________________________________
1.Beginning in 2025, Busey revised its calculation of tangible assets and tangible common equity for all periods presented to exclude any tax adjustment.

Core Deposits and Related Ratio

		As of
(dollars in thousands)		June 30, 2025	March 31, 2025	June 30, 2024
Total deposits (GAAP)	[a]	$15,801,772	$16,459,470	$9,976,135
Brokered deposits, excluding brokered time deposits of $250,000 or more		(353,614)	(722,224)	(43,089)
Time deposits of $250,000 or more		(827,762)	(867,035)	(314,461)
Core deposits (Non-GAAP)	[b]	$14,620,396	$14,870,211	$9,618,585

Core deposits to total deposits (Non-GAAP)	[b÷a]	92.52%	90.34%	96.42%
First Busey Corporation (BUSE) | 2025 Q2 — 18

FORWARD-LOOKING STATEMENTS
This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to Busey’s financial condition, results of operations, plans, objectives, future performance, and business. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of Busey’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should,” “position,” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and Busey undertakes no obligation to update any statement in light of new information or future events.
A number of factors, many of which are beyond Busey’s ability to control or predict, could cause actual results to differ materially from those in any forward-looking statements. These factors include, among others, the following: (1) the strength of the local, state, national, and international economies and financial markets (including effects of inflationary pressures, the threat or implementation of tariffs, trade wars, and changes to immigration policy); (2) changes in, and the interpretation and prioritization of, local, state, and federal laws, regulations, and governmental policies (including those concerning Busey's general business); (3) the economic impact of any future terrorist threats or attacks, widespread disease or pandemics, or other adverse external events that could cause economic deterioration or instability in credit markets (including Russia’s invasion of Ukraine and the conflict in the Middle East); (4) unexpected results of acquisitions, including the acquisition of CrossFirst, which may include the failure to realize the anticipated benefits of the acquisitions and the possibility that the transaction and integration costs may be greater than anticipated; (5) the imposition of tariffs or other governmental policies impacting the value of products produced by Busey's commercial borrowers; (6) new or revised accounting policies and practices as may be adopted by state and federal regulatory banking agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission, or the Public Company Accounting Oversight Board; (7) changes in interest rates and prepayment rates of Busey’s assets (including the impact of sustained elevated interest rates); (8) increased competition in the financial services sector (including from non-bank competitors such as credit unions and fintech companies) and the inability to attract new customers; (9) technological changes implemented by us and other parties, including our third-party vendors, which may have unforeseen consequences to us and our customers, including the development and implementation of tools incorporating artificial intelligence; (10) the loss of key executives or associates, talent shortages, and employee turnover; (11) unexpected outcomes and costs of existing or new litigation, investigations, or other legal proceedings, inquiries, and regulatory actions involving Busey (including with respect to Busey’s Illinois franchise taxes); (12) fluctuations in the value of securities held in Busey’s securities portfolio, including as a result of changes in interest rates; (13) credit risk and risk from concentrations (by type of borrower, geographic area, collateral, and industry), within Busey's loan portfolio and large loans to certain borrowers (including commercial real estate loans); (14) the concentration of large deposits from certain clients who have balances above current Federal Deposit Insurance Corporation insurance limits and may withdraw deposits to diversify their exposure; (15) the level of non-performing assets on Busey’s balance sheets; (16) interruptions involving information technology and communications systems or third-party servicers; (17) breaches or failures of information security controls or cybersecurity-related incidents; (18) the economic impact on Busey and its customers of climate change, natural disasters, and exceptional weather occurrences such as tornadoes, hurricanes, floods, blizzards, and droughts; (19) the ability to successfully manage liquidity risk, which may increase dependence on non-core funding sources such as brokered deposits, and may negatively impact Busey's cost of funds; (20) the ability to maintain an adequate level of allowance for credit losses on loans; (21) the effectiveness of Busey’s risk management framework; and (22) the ability of Busey to manage the risks associated with the foregoing. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.
Additional information concerning Busey and its business, including additional factors that could materially affect Busey’s financial results, is included in Busey’s filings with the Securities and Exchange Commission.
First Busey Corporation (BUSE) | 2025 Q2 — 19

END NOTES

1	Annualized measure.
2
Represents a non-GAAP financial measure. For a reconciliation to the most directly comparable financial measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), see "Non-GAAP Financial Information.”

3	The blended benchmark consists of 60% MSCI All Country World Index and 40% Bloomberg Intermediate US Government/Credit Total Return Index.
4	Estimated uninsured and uncollateralized deposits consist of account balances in excess of the $250,000 Federal Deposit Insurance Corporation insurance limit, less intercompany accounts, fully collateralized accounts (including preferred deposits), and pass-through accounts where clients have deposit insurance at the correspondent financial institution.
5	On- and off-balance sheet liquidity is comprised of cash and cash equivalents, debt securities excluding those pledged as collateral, brokered deposits, and Busey’s borrowing capacity through its revolving credit facility, the FHLB, the Federal Reserve Bank, and federal funds purchased lines.
6	Capital amounts and ratios for the second quarter of 2025 are not yet finalized and are subject to change.
First Busey Corporation (BUSE) | 2025 Q2 — 20

First Busey Corporation
11440 Tomahawk Creek Parkway, Leawood, KS 66211
NASDAQ: BUSE
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